UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2010
S1 Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-24931	58-2395199

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

705 Westech Drive, Norcross, Georgia	30092

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (404) 923-3500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On March 4, 2010, S1 Corporation (the “Company”) entered into, and closed upon, a Stock Purchase Agreement with PM Systems Corporation (“PMSC”), James A. Krakeel and Robert M. Broadwell, Jr. (the “Agreement”) pursuant to which the Company purchased all of the issued and outstanding capital stock of PM Systems Corporation for approximately $28.9 million in cash, net of cash acquired. The Agreement contains customary representations, warranties and covenants of the parties and provisions regarding indemnification.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference. The Agreement has been included to provide investors with information regarding its terms, however it is not intended to provide any other factual information about PMSC or the Company. The Agreement contains representations and warranties which are qualified by information in confidential disclosure schedules delivered in connection with signing the Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits.

Exhibit No.	Description

2.1	Stock Purchase Agreement dated as of March 4, 2010 by and among S1 Corporation, PM Systems Corporation, James A. Krakeel and Robert M. Broadwell, Jr.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S1 CORPORATION (Registrant)
/s/ Gregory D. Orenstein
Gregory D. Orenstein
SVP, Chief Legal Officer and Secretary

Date: March 9, 2010

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement dated as of March 4, 2010 by and among S1 Corporation, PM Systems Corporation, James A. Krakeel and Robert M. Broadwell, Jr.